EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan of our report dated April 8, 2014, with respect to the combined financial statements of Theravance Biopharma, Inc. included in our Preliminary Information Statement dated May 6, 2014 filed by Theravance Biopharma, Inc. with the Securities and Exchange Commission in relation to its Registration Statement on Form 10.

/s/ Ernst & Young, LLP

Redwood City, California

August 13, 2014